Exhibit 99.1

LogicVision Reports Fourth Quarter and
Fiscal 2008 Financial Results
Q4 Cash Balance is $9.4M

SAN JOSE, Calif. – January 27, 2009 – LogicVision, Inc. (NASDAQ: LGVN), a leading provider of semiconductor built-in-self-test (BIST) and diagnostic solutions, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2008.

Fourth Quarter 2008 Results
Revenues in the fourth quarter of 2008 were $3.0 million, compared with $3.2 million in the third quarter of 2008.

Net loss in the fourth quarter of 2008 was $782,000, or $0.08 per share, compared with a net loss of $499,000, or $0.05 per share, reported in the third quarter of 2008. The fourth quarter net loss includes approximately $334,000 in restructuring charges related to facilities reductions.

Gross margins in the fourth quarter were 75 percent, compared with 74 percent in third quarter of 2008.

Operating expenses were $3.0 million in the fourth quarter, including $83,000 of stock-based employee compensation charges in accordance with SFAS 123 (R). This compares with $2.9 million of operating expenses in the third quarter of 2008, including $137,000 of stock-based employee compensation charges in accordance with SFAS 123(R).

At December 31, 2008, LogicVision had $9.4 million in cash, cash equivalents and investments, compared with $7.5 million at September 30, 2008. The company has no debt.

New orders received during the fourth quarter totaled $450,000. The company exited the fourth quarter with a 12-month backlog of $9.9 million, compared with a 12-month backlog of $10.4 million at the end of the third quarter. The company’s total backlog was $17.9 million as of December 31, 2008.

Fiscal Year 2008 Results
For the fiscal year ended December 31, 2008, LogicVision reported revenues of $12.2 million, a five percent increase from revenues of $11.6 million in 2007. The net loss for 2008 was $3.5 million, or a net loss of $0.37 per share, compared with a net loss of $3.7 million or a net loss of $0.39 per share in 2007. Gross margins in 2008 were 73 percent, compared with 72 percent in the prior year.

“In the fourth quarter, our revenues were within our guidance range, and our cash balance at the end of the fourth quarter was significantly better than our forecast,” said James T. Healy, president and CEO of LogicVision. “Throughout 2008, key customers renewed their contracts with us, some customers adopted our products enterprise-wide, and we signed new customers that could potentially grow into bigger accounts. As a result, our 2008 revenues increased five percent from last year, and new orders of $17.9 million in 2008 were 49 percent higher than $12.0 million in new orders in 2007.”

“We entered 2009 with a 12-month backlog of $9.9 million, a healthy cash position, and a reduced operating structure. While the economic outlook for 2009 is certainly challenging, we have spent considerable time re-evaluating our 2009 operating plan and are quite confident in LogicVision’s future. We intend to continue to focus on closing additional significant customer expansions and renewals in 2009, as well as gaining potential new customers during the year. Our 2009 financial goals include recording solid year-over-year revenue growth, as well as achieving positive cash flow and profitability,” said Mr. Healy.

Guidance for the First Quarter of 2009

  Revenues are expected to be in the range of $3.0 million to $3.2 million.

  Net income is expected to be in the range of $0 to $100,000, or a net income in the range of $0.00 to $0.01 per share.

  Cash, cash equivalents and investments are expected to be between approximately $6.5 million and $7.0 million at the end of the first quarter.

Conference Call
LogicVision will broadcast its conference call discussion of fourth quarter of 2008 financial results today, January 27, 2009 at 2 p.m. Pacific time. To listen to the call, please dial 888-769-8520, pass code: “LogicVision.” A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial 888-562-4470. The LogicVision financial results conference call will be available via a live web cast on the investor relations section of the company’s web site at http://www.logicvision.com. An archived web cast of the call will be available at http://www.logicvision.com for one year.

About LogicVision Inc.
LogicVision (NASDAQ: LGVN) provides a comprehensive set of proprietary built-in-self-test (BIST) technologies for achieving the highest quality silicon manufacturing test while reducing test costs for complex System-on-Chip devices. LogicVision's Dragonfly Test Platform™ enables integrated circuit designers to embed BIST functionality into a semiconductor design. This functionality is used during semiconductor production test and throughout the useful life of the chip. The complete Dragonfly Test Platform, including the ETCreate™, Silicon Insight™ and Yield Insight™ product families, improves profit margins by reducing device field returns and test costs, accelerating silicon bring-up times and shortening both time-to-market and time-to-yield. For more information on the company and its products, please visit the LogicVision website at www.logicvision.com.

FORWARD LOOKING STATEMENTS:
Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company’s outlook, expectations of the customer renewals, expansion in use of the Company’s products and increases in the adoption of the Company’s products by customers, interest in the Company’s products, the Company’s ability to obtain orders from new customers, growth in the market potential for the Company’s products, and the Company’s expected financial results, including revenues, net loss and cash, cash equivalents and investments are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the possibility that orders could be modified or cancelled, existing customer orders may not be renewed, customers may not adopt or expand their use of the Company’s products, the ability of the Company to negotiate and sign customer agreements and obtain purchase orders, trends in capital spending in the semiconductor industry, the timing and nature of customer orders, whether customers accept the Company’s new and existing products, the impact of competitive products and alternative technological advances, and other risks detailed in LogicVision’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and from time to time in LogicVision’s SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

LogicVision, ETCreate, ScanBurst, ETMemory, Silicon Insight, Yield Insight and LogicVision logos are trademarks or registered trademarks of LogicVision Inc. in the United States and other countries.

Contacts:

LogicVision Contact:
Mei Song
LogicVision
408-452-2486
InvestorRelations@logicvision.com

- Summary financial data follows -

LOGICVISION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$9,249	$6,783
Short-term investments	150	1,544
Accounts receivable, net of allowance for doubtful
accounts of $5 and $20, respectively	504	996
Prepaid expenses and other current assets	593	1,345
Total current assets	10,496	10,668
Property and equipment, net	411	510
Intangible assets, net	-	-
Goodwill	6,846	6,846
Other long-term assets	206	239
Total assets	$17,959	$18,263

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$516	$413
Accrued liabilities	1,791	2,015
Deferred revenue, current portion	7,871	5,859
Total current liabilities	10,178	8,287
Deferred revenue	1,703	605
Other long-term liabilities	187	165
Total liabilities	12,068	9,057

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $0.0001 par value:
Authorized: 5,000 shares;
Issued and outstanding: no shares issued and outstanding	-	-
Common stock, $0.0001 par value:
Authorized: 125,000 shares;
Issued and outstanding: 9,459 shares at December 31, 2008
and 9,666 shares at December 31, 2007	1	1
Additional paid-in capital	109,248	108,921
Accumulated other comprehensive income (loss)	(29)	68
Accumulated deficit	(103,329)	(99,784)
Total stockholders' equity	5,891	9,206
Total liabilities and stockholders' equity	$17,959	$18,263

LOGICVISION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
License	$1,397	$1,321	$5,771	$5,279
Service	1,599	1,553	6,402	6,270
Product	-		-	69
Total revenues	2,996	2,874	12,173	11,618

Cost of revenues:
License	154	202	667	887
Service	587	640	2,572	2,326
Total cost of revenues	741	842	3,239	3,213
Gross profit	2,255	2,032	8,934	8,405

Operating expenses:
Research and development	701	835	3,246	3,637
Sales and marketing	1,039	1,067	5,336	5,090
General and administrative	969	902	3,647	3,787
Restructuring	334	-	334	-
Total operating expenses	3,043	2,804	12,563	12,514

Loss from operations	(788)	(772)	(3,629)	(4,109)
Interest and other income, net	14	65	107	349

Loss before provision for (benefit from) income taxes	(774)	(707)	(3,522)	(3,760)
Income tax provision (benefit)	8	5	22	(37)

Net loss	$(782)	$(712)	$(3,544)	$(3,723)

Net loss per common share, basic and diluted	$(0.08)	$(0.07)	$(0.37)	$(0.39)
Weighted average number of shares outstanding, basic and
diluted	9,507	9,665	9,581	9,654